EXHIBIT 10.33

CIENA CORPORATION
SEPARATION AGREEMENT AND RELEASE

     THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made as of this 9th day of December, 2002 (the “Effective Date”), by and between CIENA Corporation, a Delaware corporation (together with its affiliates and subsidiaries, the “Corporation”) and Michael O. McCarthy III (the “Executive”).

     WHEREAS, Executive is currently employed by the Corporation as Senior Vice President Worldwide Sales and Support; and

     WHEREAS, Executive desires to voluntarily resign his employment with the Corporation, and the Corporation desires to accept such resignation, on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Resignation. Executive shall be deemed to have voluntarily resigned from employment with the Corporation on February 28, 2003. In connection therewith, the Parties agree that Executive’s last day of employment with the Corporation shall be February 28, 2003 (the “Termination Date”).

2.     Consideration. Upon execution of this Agreement, Executive will be entitled to the following:

     2.1 During the period from the Effective Date up to and including the Termination Date:

               (a)     The Corporation will continue to pay Executive his regular base salary in effect as of the Effective Date (less any deductions and withholdings required by law or authorized by Executive) in installments every two weeks in arrears into a bank account designated by Executive.

               (b)     The Corporation will continue (i) to provide Executive with the health and welfare benefits currently selected by Executive, at the same rate(s) paid by active employees as of the Termination Date, which rate(s) may be adjusted from to time, and (ii) to pay the Corporation’s portion of such benefits, with Executive’s portion of such benefits to be deducted from the salary payments set forth in Section 2.1(a).

               (c)     Executive will remain eligible to participate in the Corporation’s 401(k) Plan, Employee Stock Purchase Plan, Corporation-paid Short Term and Long Term Disability, Corporation-paid Life and Accidental Death & Dismemberment Insurance, Optional Universal Life and Dependent Life Insurance, and Flexible Spending Accounts.

               (d)     The Corporation will continue the vesting of all outstanding unvested options to purchase Corporation common stock registered in the name of Executive, in accordance with the terms of the applicable Corporation stock option plan and any federal, state and local rules and regulations. Executive will not be entitled to any new grants of stock options after the Effective Date.

               (e)     The Corporation will reimburse Executive for any reasonable business-related expenses incurred by Executive, consistent with Corporation policy, up to and including to the Termination Date.

               (f)     The Corporation will provide Executive with an office and secretarial support, the location and scope of which will be mutually agreed.

               (g)     The Corporation will provide Executive with a Corporation business card, with a title mutually agreed by Executive and the Corporation’s Chief Executive Officer.

     2.2     On or following the Termination Date:

               (a)     The Corporation will provide Executive with a lump sum severance payment of fifteen (15) months of his regular base salary, in the total amount of $437,500 (less any deductions and withholdings required by law or authorized by Executive), payable on the next regularly scheduled pay date following the Termination Date. The Corporation will also pay Executive for any accrued and unused Personal Leave days for the 2003 calendar year on a prorated basis of 1.25 days for each full month worked in that calendar year, up to a maximum of ten (10) days. Rolled-over Personal Leave days from the 2002 calendar year are included in this maximum pay out. The Corporation will also pay Executive for any amounts accumulated under the Employee Stock Purchase Plan toward the March 2003 purchase.

               (b)     Executive will be eligible to continue the health and welfare benefits currently selected by Executive through COBRA. In the event Executive elects to continue such benefits through COBRA, and to the extent that such benefits are available under applicable law, the Corporation will continue to pay the Corporation’s portion of such benefits for a period of up to fifteen (15) months following the Termination Date; thereafter, Executive will be responsible for the full cost of the COBRA premium.

               (c)     Executive’s participation in the Corporation’s 401(k) Plan will end on the Termination Date, although Executive will be entitled to any vested benefits that he may have under the Corporation’s 401(k) Plan in accordance with the terms of such Plan. All other benefits, including but not limited to Employee Stock Purchase Plan, Corporation-paid Short Term and Long Term Disability, Corporation-paid Life and Accidental Death & Dismemberment Insurance, Optional Universal Life and Dependent Life Insurance, and Flexible Spending Accounts, will end on the Termination Date. Any conversion and/or continuation rights that Executive may have regarding such insurance will be in accordance with the terms of the applicable insurance policies.

               (d)     All of Executive’s stock options will cease vesting on the Termination Date, according to the terms of the plan under which Executive’s stock options were granted. Executive must elect to exercise the vested portion of his stock options in accordance with the applicable plan, or they will terminate in their entirety.

     (e)     The Corporation will reimburse Executive for the reasonable calendar year 2002 tax return preparation services provided by the Corporation through PricewaterhouseCoopers.

               (f)     The Corporation will pay Executive the monies allocated by Executive pursuant to the Corporation’s Management Deferred Compensation Plan in the manner previously selected by Executive and allowed by the Plan.

     (g)     Executive will promptly return all Corporation property, including all keys, security cards and any files, documents and/or records prepared for or by the Corporation. Notwithstanding the foregoing, Executive will be entitled to retain his current laptop computer, docking station and related computer accessories, provided that, on or before the Termination Date, Executive will provide such equipment to the Corporation in order for the Corporation (i) to confirm such computer does not contain any confidential and proprietary information of the Corporation, and (ii) to ensure a proper transfer of the software licensed by the Corporation to Executive.

               (h)     The Corporation will make available to Executive both reasonable outplacement assistance and access to the Corporation’s Employee Assistance Program (EAP).

     2.3 Except as expressly provided herein, Executive will not be entitled to any other or further compensation, remuneration, rights or benefits from the Corporation, and the Corporation will have no further obligation or liability therefor.

     2.4 References. Any request for a reference concerning Executive shall be referred either to Gary Smith or Rebecca Seidman or such other person as agreed by the Corporation and Executive (the “Reference Designee”). The Reference Designee shall provide a positive reference to Executive upon request in the form attached hereto as Exhibit A. If an oral reference is requested, the Reference Designee shall provide an oral reference consistent with Exhibit A. No other information about Executive will be provided to any prospective employer of Executive, except as required by law or with the written permission of Executive.

3.     Executive Obligations.

     3.1 Proprietary Information. Executive acknowledges and agrees that he shall continue to be bound by the obligations set forth in the Proprietary Information, Inventions and Non-Solicitation Agreement dated September 2, 1997, between Executive and the Corporation (the “Proprietary Information Agreement”), including but not limited to Executive’s obligation not to disclose to any third party any Corporation trade secrets and/or confidential and proprietary information. In connection therewith, on or before the Termination Date, Executive shall and deliver to the Corporation the Termination Certification attached as Annex B to the Proprietary Information Agreement.

     3.2 Non-Competition and Non-Solicitation. Executive acknowledges and agrees that, for a period of twelve (12) months from October 22, 2002, he shall be bound by the obligations set forth in Section 9 of his Proprietary Information Agreement; provided, however, that (i) the Company agrees to waive the provisions of Section 9(c), and (ii) the Company agrees to limit the scope of Section 9(b) to only the following companies (and their affiliates, subsidiaries, successors and assigns): Alcatel, Cisco, Corvis, Fujitsu, Infinera Lucent, Movaz, Nortel, Sycamore Tellabs and Tellium and further agrees that the scope of Section 9(b) shall only apply for six months with the exception of Movaz and Infinera, as to which it shall apply for twelve months. Notwithstanding the foregoing, (i) nothing herein shall be construed to restrict Executive’s right to take a position as General Counsel, and (ii) the Corporation will consider reasonable requests made in writing by Executive for waiver of this Section 3.2.

     3.3 Confidentiality. Executive agrees to keep this Agreement, the terms of this Agreement and the existence of this Agreement strictly confidential. Executive shall not disclose the same to any third party, except to immediate family members, and to his attorneys and/or accountants for the purpose of rendering legal and/or financial advice (and only on the condition that they maintain such confidentiality), and except as may be required by law or as may be necessary to enforce the terms of this Agreement. Notwithstanding the foregoing, if asked about this Agreement, Executive may state in substance that he has reached a mutually satisfactory agreement with the Corporation.

4.     Release.

     4.1 In consideration for this Agreement and the benefits contained herein, Executive, on behalf of himself and his heirs, representatives, successors and assigns, hereby releases, waives and fully discharges the Corporation and its affiliates, subsidiaries, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Corporation et al.”), absolutely, unconditionally and irrevocably, from, against and in respect of any and all claims, actions, suits, proceedings, demands, judgments, costs and expenses (including attorneys’ fees and court costs), liabilities, obligations or damages of any kind or nature whatsoever, whether asserted or unasserted, mature or contingent, known or unknown, which Executive ever had, now have or may have against the Corporation et al., from the beginning of time up to the date of this Agreement, directly or indirectly relating to or arising out of his employment and employment relationship with the Corporation et al. and the separation thereof, including but not limited to any claims of wrongful termination, constructive discharge, defamation, infliction of emotional distress, breach of express or implied contract, fraud, misrepresentation or liability in any other theory of tort or contract (whether at law, in equity or otherwise), claims of any kind that may be brought in any court or administrative agency, any claims brought under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, or any other federal, state or local law relating to employment, business expenses, employee benefits or the termination of employment. Further, Executive hereby forever releases the Corporation et al. from any liability or obligation to reinstate or reemploy him in any capacity, and waives any right to future employment with the Corporation. It is expressly agreed and understood that this release is a GENERAL RELEASE.

     Nothing contained herein shall be construed to affect or limit Executive’s right to indemnification by the Corporation for acts or omissions in his capacity as an officer of the Corporation, to the maximum extent provided under the Corporation’s articles of incorporation or by-laws, as amended, any agreement or other action of the Corporation providing for such indemnification, or any applicable policy of insurance maintained by the Corporation or applicable law.

     4.2 In consideration for this Agreement, the Corporation, on behalf of itself and its affiliates, subsidiaries, officers, directors, employees, agents, representatives, successors and assigns, hereby releases, waives and fully discharges Executive and his agents, representatives, successors and assigns, absolutely, unconditionally and irrevocably, from, against and in respect of any and all claims, actions, suits, proceedings, demands, judgments, costs and expenses (including attorneys’ fees and court costs), liabilities, obligations or damages of any kind or nature whatsoever, whether asserted or unasserted, mature or contingent, known or unknown, which the Corporation ever had, now have or may have against the Executive from the beginning of time up to the date of this Agreement, directly or indirectly relating to or arising out of Executive’s employment and employment relationship with the Corporation et al. and the separation thereof. It is expressly agreed and understood that this release is a GENERAL RELEASE.

     4.3 Nothing in the above paragraphs will affect the ability of either party to enforce rights or entitlements specifically provided for under this Agreement, or any rights or claims that may arise after the date of this Agreement. In the event that Executive should commence any litigation, action or proceeding against the Corporation et al., except as it relates to the enforcement of any rights he may have under this Agreement, Executive will be obligated to repay the Corporation all benefits paid to him under this Agreement and will be deemed to have breached this Agreement and will be liable for any damages, costs and attorneys fees suffered by the Corporation as a result of such breach.

5.     Adequate Consultation.

     Executive hereby expressly acknowledges and certifies that he has read this Agreement carefully, that he has been advised by the Corporation and has had the opportunity to consult with counsel before signing this Agreement if he believed that was necessary, and that he has freely, voluntarily and knowingly entered into this Agreement after due consideration. Executive acknowledges and confirms that no promise or inducement has been offered to him by the Corporation or any of its agents, except as expressly set forth herein, and that he is not relying upon any such promise or inducement in entering into this Agreement. Executive further acknowledges and confirms that the consideration offered pursuant to this Agreement exceeds any payment, benefit or other thing of value to which he would otherwise be entitled.

6.     No Admission of Liability.

     This Agreement shall not be deemed an admission of liability, or of a violation of any application law, rule, regulation or order, of any kind.

7.     Miscellaneous.

     7.1 Entire Agreement. Except for the articles of incorporation, documents and other actions and agreements expressly referenced in Section 4.1, this Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all other previous statements, communications, discussions and agreements of every kind and nature between and them with respect to the subject matter hereof. No modification, amendment or addition to this Agreement shall be binding unless in writing and signed by all parties hereto.

     7.2 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, personal representatives, legal representatives, successors and assigns.

     7.3 No Assignment. All rights under this Agreement are personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive other than by will or the laws of descent or distribution.

     7.4 Waiver/Headings. No failure of either party to exercise any power given to it hereunder or to insist upon strict compliance by the other with any obligation or provisions hereunder, and no custom or practice of the parties at variance with the terms hereunder shall constitute a waiver of the right to demand exact compliance with the terms hereof. Waiver by a non-defaulting party of any right arising from a default of the other party shall not affect or impair the rights of the non-defaulting party with respect to any subsequent default by the other party of the same or of a different nature. The headings of the Sections of this Agreement are inserted for convenience of reference only and do not form a part or affect the meaning hereof.

     7.5 Controlling Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Maryland, U.S.A. (without regard to its principles of conflicts of laws).

     7.6 Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

CIENA CORPORATION

By: /s/ Gary B. Smith
Name: Gary B. Smith
Title: President & CEO

EXECUTIVE

/s/ Michael O. McCarthy III Michael O. McCarthy III